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                                                                   EXHIBIT 10.13


             ISSUANCE, NONCOMPETITION AND NONSOLICITATION AGREEMENT

      This ISSUANCE, NONCOMPETITION AND NONSOLICITATION AGREEMENT (this "Agreement") is made as of January 1, 1998 (the "Effective Date") between ARTISTdirect, LLC, a California limited liability company (the "Company"), and Keith Yokomoto ("Yokomoto"). Any capitalized term used but not defined herein shall have the meaning ascribed to it in that certain Operating Agreement of the Company dated as of September 1, 1996 (the "Operating Agreement").

                                 R E C I T A L S

      WHEREAS, Yokomoto is an employee of the Company pursuant to an employment agreement dated July 28, 1998 (the "Employment Agreement");

      WHEREAS, as partial compensation for the services rendered and to be rendered by Yokomoto pursuant to the Employment Agreement, the Company wishes to issue to Yokomoto 114,942.53 Units (the "Issued Units"), representing a 10.10% Percentage as of the Effective Date, and Yokomoto wishes to be issued the Issued Units, pursuant to the terms hereof;

      NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby expressly acknowledged, the Company and Yokomoto hereby agree as follows:

                                A G R E E M E N T

1. Issuance of the Issued Units. The Company hereby issues the Issued Units to Yokomoto, subject to the conditions and restrictions contained in this Agreement. Yokomoto shall be considered a Member of the Company as of the Effective Date. The Issued Units shall entitle Yokomoto to a share of the profits and losses of the Company after the Effective Date, and all distributions made with respect thereto, but shall not entitle Yokomoto to any interest in the capital of the Company as of the Effective Date, which capital Yokomoto and the Company hereby agree has a fair market value equal to One Million Nine Hundred Eighty Thousand Dollars ($1,980,000) as of the Effective Date.

2. Antidilution Protection. The Percentage represented by the Issued Units shall not be diluted below 10% with respect to: (a) any issuance of Units by the Company to the person hired to serve as the chief financial officer of the Company; (b) any issuance of Units by the Company to the person hired to serve as president of The Ultimate Band List, LLC (the "UBL"); or (c) the first Five Million Dollars ($5,000,000) of additional capital contributions made following the Effective Date to the Company or any of its subsidiaries, including, without limitation, the UBL; provided that such additional capital contributions (other than by Intel Corporation) are made either (i) based upon a valuation of the applicable entity that is no less than the valuation upon which any prior capital contribution was made, or (ii) pursuant to the exercise of an option or warrant the exercise price of which on the date of grant was not based upon a valuation of the applicable entity that was less than the valuation upon which any capital contribution prior to the date of the grant was made.
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3. Noncompetition. In recognition of the considerations described herein,
Yokomoto agrees that for so long as Yokomoto is employed by the Company, and until the "Noncompetition Expiration Date" (as defined below), Yokomoto shall not, directly or indirectly:

      (a) enter into the employ of, or render any services to, any person, firm or business entity engaged in any "Competitive Business," which shall mean any Internet business that at that time is competitive with the business of the Company or any of its subsidiaries or affiliates (each, a Subsidiary"), and which shall include, without limitation, any internet business that, anywhere in the world: (i) operates a meta-music index or search engine on the World Wide Web; or (ii) sells or offers to sell through a World Wide Web site music-related products or services, including, without limitation, any devices or other means, whether utilizing technology existing as of the date hereof or devised hereafter, on or by which sound may be recorded, transmitted or reproduced, with or without a visual reproduction, primarily for home and/or consumer use, including, without limitation, analog disc records, analog tape cassettes, compact discs, mini-discs, digital audio tapes, video cassettes, laser discs, and downloading via the Internet;

      (b) engage in any Competitive Business for Yokomoto's own account;

      (c) become interested in any Competitive Business as an individual, partner, shareholder (other than as described below), creditor, director, officer, principal, agent, employee, trustee, consultant, advisor, franchisee or in any other relationship or capacity; or

      (d) authorize his name or reputation to be used by any Competitive
Business;

provided, however, that nothing contained in this Section 3 shall be deemed to prohibit Yokomoto from acquiring or holding, solely for investment, publicly traded securities of any corporation some of the activities of which are competitive with the business of the Company so long as such securities, in the aggregate, constitute less than five percent (5%) of any class or series of outstanding securities of such corporation. Notwithstanding anything to the contrary contained herein, the prohibition contained in Section 3(a) above shall not apply if the function performed by Yokomoto does not substantially and directly involve the development, maintenance or operation of a Competitive Business. For purposes of this Section 3, the "Noncompetition Expiration Date" shall mean the date of expiration of the full duration of the then current period of the term of Yokomoto's employment with the Company under the Employment Agreement; provided, however, that in the case of the Company's termination of Yokomoto's employment other than for "Cause" (as defined in the Employment Agreement), the "Noncompetition Expiration Date" shall mean the effective date of the termination of Yokomoto's employment.

4. Nonsolicitation. In recognition of the considerations described herein, Yokomoto agrees that for so long as Yokomoto is employed by the Company, and until the "Nonsolicitation Expiration Date" (as defined below), Yokomoto shall not, directly or indirectly:

      (a) contact or solicit, or attempt to contact or solicit, for Yokomoto's own account or any account other than that of the Company or any Subsidiary, any person or business entity that was a client or customer of the Company or any Subsidiary within the six (6)-month period preceding the effective date of the termination of Yokomoto's employment;


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      (b) contact or solicit, or attempt to contact or solicit, for Yokomoto's own account or any account other than that of the Company or any Subsidiary, any person or business entity that has been contacted, orally or in writing, by the Company or any affiliated entity of the Company as a potential customer or client within the six (6)-month period preceding the effective date of the termination of Yokomoto's employment; or

      (c) hire, subcontract, employ or engage, or contact or solicit, or attempt to contact or solicit, for the purpose of hiring, contracting, employing or engaging, for Yokomoto`s own account or any account other than that of the Company or any Subsidiary, any person or entity (other than Yokomoto's personal assistant) who was an employee or exclusive subcontractor of the Company or any affiliated entity of the Company at any time during the six (6)-month period preceding the effective date of the termination of Yokomoto's employment.

For purposes of this Section 4, the "Nonsolicitation Expiration Date" shall mean the date one (1) year following the expiration of the full duration of the then current period of the term of Yokomoto's employment with the Company under the Employment Agreement.

6. Drag Along Obligation. If the Founders find a third party buyer for all or any portion of their Units (whether such sale is by way of purchase of assets or Units, merger, recapitalization or other form of transaction), then, at the request of the Founders, Yokomoto shall sell the same percentage of the Units then held by him to such third party on the same terms and conditions as apply to the sale by the Founders. Yokomoto agrees timely to take such other actions as the Founders may reasonably request in connection with the approval of the consummation of such sale, including, without limitation, voting all Units in favor of such sale and waiving any dissenters' rights, executing such agreements, powers of attorney, voting proxies or other documents and instruments as may be necessary or desirable to consummate such sale, and, in the event that such sale is structured as a recapitalization, transferring and retaining such percentages of Units as may be requested by the Founders. The foregoing obligation shall survive the Company's initial public offering.

7. Investment Representations.

      (a) The Company represents and warrants to Yokomoto that the issuance of the Issued Units has been duly and validly authorized and will not violate the terms of any agreement to which the Company is a party.

      (b) Yokomoto represents and warrants to the Company as follows:

            (i) Yokomoto is acquiring the Issued Units for Yokomoto's own account and not with a view to or for sale in connection with any distribution thereof.

            (ii) Yokomoto (A) is familiar with the business of the Company, (B) has had an opportunity to discuss with representatives of the Company the condition of and prospects for the continued operation and financing of the Company and such other matters as Yokomoto has deemed appropriate in considering whether to invest in the Issued Units, and (C) has been provided access to all available information about the Company requested by Yokomoto.

            (iii) Yokomoto understands that the Issued Units have not been registered under the Securities Act of 1933 (the "Act") or registered or qualified under the securities laws of any state and that Yokomoto may not sell, assign, dispose, or otherwise transfer the Issued


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Units unless they are subsequently registered under the Act and registered or qualified under applicable state securities laws, or unless an exemption from such registration and qualification is available.

            (iv) Yokomoto has the right to enter into this Agreement and to grant the rights granted by him herein.

            (v) The provisions of this Agreement do not violate any other contracts or agreements to which Yokomoto is a party and that would adversely affect his ability to perform his obligations hereunder.

8. Condition Precedent to Issuance. The issuance of the Issued Units shall not be effective until Yokomoto shall have agreed to be bound by the terms of the Operating Agreement.

9. Covenants Reasonable as to Time and Territory. Yokomoto and the Company have considered carefully the nature and extent of the restrictions set forth in this Agreement and the rights and remedies conferred upon the Company under this Agreement, and hereby acknowledge and agree that (i) the same are reasonable in time and territory (ii) and that the consideration provided to Yokomoto hereunder is sufficient to compensate Yokomoto for the restrictions contained in this Agreement.

10. Remedies. Any material breach, violation or evasion by Employee of the terms of this Agreement, including specifically, but not limited to, Sections 3 and 4 above, would result in immediate and irreparable injury and harm to the Company, and would cause damage to the Company in amounts difficult to ascertain and for which Company's remedies and defenses at law would be inadequate. Accordingly, in the event of any such breach or threatened breach, the Company shall be entitled to, and Employee hereby consents to the entry of, the remedies or injunction and specific performance, or either of such remedies, as well as all other remedies to which the Company may be entitled, at law, in equity or otherwise.

11. Entire Agreement. This Agreement, the Employment Agreement and the Operating Agreement together constitute the entire agreement and understanding among the parties pertaining to the subject matter hereof and supersede any and all prior agreements, whether written or oral, relating thereto.

12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal substantive laws (and not the laws of choice of laws) of the State of California.

13. Costs. If either party brings any legal action against the other to enforce its rights under this Agreement, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses actually incurred in enforcing its rights under this Agreement including, without limitation, the reasonable fees and expenses of attorneys, accountants and expert witnesses, which shall include, without limitation, all fees, costs and expenses of appeals and of enforcement.

14. Amendments. This Agreement may be amended only by a written agreement executed by all of the parties hereto.


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15. Assignment. This Agreement and the rights and obligations of the Company and
Yokomoto hereunder are not assignable without the written consent of the other party.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above-written.


"YOKOMOTO"                                 "COMPANY"

 /s/ Keith Yokomoto                        ARTISTdirect, LLC
------------------------------
Keith Yokomoto
                                           By:   /s/ Marc Geiger
                                                --------------------------------
                                                Marc Geiger
                                           Its: Member


                                           By:   /s/ Donald Muller
                                                --------------------------------
                                                Donald Muller
                                           Its: Member


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